RESTATED ARTICLES OF INCORPORATION
                                     OF
                      INTERNATIONAL SPEEDWAY CORPORATION


       These are the restated Articles of Incorporation of INTERNATIONAL SPEEDWAY CORPORATION, originally incorporated under the name BILL FRANCE RACING, INC., whose original Articles of Incorporation were filed with the Department of State on the 7th day of May, A.D., 1953. These restated Articles of Incorporation were duly adopted by the Directors of INTERNATIONAL SPEEDWAY CORPORATION on the 1st day of May, 1982. These restated Articles of Incorporation only restate and integrate and do not further amend the provisions of the Corporation's Articles of Incorporation as theretofore amended, and there is no discrepancy between those provisions and the provisions of these restated Articles of Incorporation. These restated Articles of Incorporation omit the provisions of the original Articles of Incorporation which named the incorporators, the initial Board of Directors and Officers, and the original subscribers for shares.

                           ARTICLE I - CORPORATE NAME

   The name of the corporation is INTERNATIONAL SPEEDWAY CORPORATION.

                 ARTICLE II - NATURE OF BUSINESS AND POWERS

   The general nature of the business to be transacted by this Corporation is to engage in any and all business permitted under the laws of the United States and of the State of Florida.

                          ARTICLE III - CAPITAL STOCK

    The total authorized capital stock of this corporation shall be divided into 5,000,000 shares of common stock with a par value of $.10 each. The stock shall be paid in lawful money of the United States, or in property, labor or services, provided where the stock is paid for in property, labor or services, a just value thereof shall be fixed by the incorporators or Board of Directors in the manner provided by the Statutes, and stock issued in accordance with the value so fixed, and property, labor or services may be paid for with stock at a reasonable and just valuation of such, to be fixed by the Directors of the Corporation, at a meeting called for the purpose.

                        ARTICLE IV - INITIAL CAPITAL

     The amount of capital with which this corporation will begin business is Five Hundred ($500.00) Dollars.

                         ARTICLE V - TERM OF EXISTENCE

     This corporation is to have perpetual existence.

                    ARTICLE VI - PRINCIPAL PLACE OF BUSINESS

     The principal place of business of this corporation will be at Daytona Beach, Volusia County, Florida.

                       ARTICLE VII - BOARD OF DIRECTORS

     The number of Directors of this corporation will be three (3), and may be altered from time to time as may be provided in the By-Laws. In case of an increase in the number of Directors at any time, the vacancies caused by the increase shall be filled by the Stockholders if the increase is made at a Stockholders' meeting; otherwise, the vacancies shall be filled by the Board of Directors and additional Directors so elected by the Board of Directors shall serve until the next annual meeting of Stockholders.
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                     ARTICLE VIII - POWERS OF STOCKHOLDERS

     The powers of the Stockholders of this corporation are as follows: All powers incident under the law to the holders of Common Stock of Corporations. The holder of outstanding shares of the corporation shall not be entitled to pre-emptive rights in regard to the issuance of shares of stock and private sales or in return for services or property or in connection with mergers or acquisitions.

     IN WITNESS WHEREOF, the undersigned President and Secretary of this corporation have executed these Restated Articles of Incorporation on this 11th day of June, 1982.



                                         s/ William C. France
                                         President and Chief Executive Officer


                                         s/ James C. France
                                         Secretary


STATE OF FLORIDA
COUNTY OF VOLUSIA

     BEFORE ME, the undersigned authority, personally appeared William C. France and James C. France, known to me to be the persons who executed the foregoing and they acknowledged before me that they executed the same for the purposes therein expressed.

     WITNESS my hand and official seal in the state and county as aforesaid, this 11th day of June, 1982.

                                               s/ Joann Samodalski
                                               Notary Public, State of Florida
                                               at Large, My Commission expires
                                               April 24, 1985